UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	August 15, 2024
Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value	VPG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Entry into a Material Definitive Agreement.

On August 15, 2024, Vishay Precision Group, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “2024 Credit Agreement”) among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as joint lead arrangers and joint bookrunner, and JPMorgan Chase Bank, N.A, as agent for such lenders (the “Agent”), pursuant to which the Company’s existing credit facility was amended and restated to, among other things, extend the maturity date from March 20, 2025 to August 15, 2029 and adjust the interest rate and commitment fee. The 2024 Credit Agreement provides for a multi-currency, secured credit facility (the “2024 Revolving Facility”) in an aggregate principal amount of $75.0 million, with a sublimit of $10.0 million which can be used for letters of credit for the account of the Company or its subsidiaries that are parties to the 2024 Credit Agreement, the proceeds of which may be used for working capital and general corporate purposes, and a portion of which were used to refinance the Company’s existing revolving credit facility. The Company may elect to make loans under the 2024 Revolving Facility in US Dollars, Euros, Canadian Dollars, Sterling, Japanese Yen or such other freely convertible foreign currency.

Amounts borrowed under the 2024 Revolving Facility accrue interest in an amount equal to a floating rate plus a specified margin. Such floating rates are (i) for loans denominated in US Dollars, at the Company’s option, either (a) the greatest of: the Agent’s prime rate, the Federal Funds rate, or a 1.00% floor (the “US Base Rate”), or (b) the Secured Overnight Financing Rate (“SOFR”), (ii) for loans denominated in Canadian Dollars, at the Company’s option, either (x) the greatest of: the PRIMCAN Index rate, the average 30 day rate for loans accruing interest based on the Canadian Overnight Repo Rate Average (“CORRA”) (the “Canadian Base Rate”), or (y) CORRA, (iii) for loans denominated in Pounds Sterling, the Sterling Overnight Index Average (“SONIA”), (iv) for loans denominated in Euros, the Euro Interbank Offered Rate (“EURIBOR"), and (v) for loans denominated in Japanese Yen, the Tokyo Interbank Offered Rate (“TIBOR”). The specified interest margin for US Base Rate Loans and Canadian Base Rate Loans is 0.25%. Depending upon the Company’s leverage ratio, the interest rate margin for loans based on SOFR, CORRA, SONIA, EURIBOR and TIBOR ranges from 1.75% to 3.00% per annum. The Company is required to pay a quarterly fee of 0.20% per annum to 0.40% per annum on the unused portion of the 2024 Revolving Facility, which is also determined based on the Company’s leverage ratio. Additional customary fees apply with respect to letters of credit.

The obligations of the Company under the 2024 Credit Agreement are secured by pledges of stock in certain domestic and foreign subsidiaries, as well as guarantees by substantially all of the Company’s domestic subsidiaries. The obligations of the Company and the guarantors under the 2024 Credit Agreement are secured by substantially all the assets (excluding real estate) of the Company and such guarantors. The 2024 Credit Agreement restricts the Company from paying cash dividends and requires the Company to comply with other customary covenants, representations, and warranties, including the maintenance of a specified interest coverage ratio and a leverage ratio, each tested as of the last day of each fiscal quarter. If the Company is not in compliance with any of these covenant restrictions, the 2024 Revolving Facility could be terminated by the lenders, and all amounts outstanding pursuant to the 2024 Credit Agreement could become immediately payable.

The foregoing description of the 2024 Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the 2024 Credit Agreement and the other documents and transactions contemplated by the 2024 Credit Agreement. As such, the foregoing description is qualified in its entirety by the reference to the complete text of the 2024 Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of the Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated August 15, 2024, by and among Vishay Precision Group, Inc., the lenders party thereto, Wells Fargo Bank, National Association, and JPMorgan Chase Bank, National Association.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.
Date: August 21, 2024	By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Executive Vice President and Chief
Financial Officer